NEWS
Anadarko Announces $5 Billion Share Repurchase Program
Affirms Debt-to-Cap Target Range of 25% to 35%
HOUSTON, Aug. 25, 2008 —Anadarko Petroleum Corporation (NYSE: APC) today announced that its Board of Directors has authorized a share repurchase program of up to $5 billion. At the current trading price, this amount represents approximately 18 percent of the company’s outstanding common shares. Share repurchases will be funded with free cash flow generated by the company’s operations. Anadarko intends to repurchase approximately $600 million worth of shares prior to year-end 2008. The authorization extends through August 2011 and replaces prior programs.
     “Our company’s substantial net asset value is not reflected in our stock price. The share repurchase program capitalizes on this opportunity to materially benefit our shareholders,” Anadarko Chairman and CEO Jim Hackett said. “In addition, we anticipate increasing capital expenditures in 2009 and beyond to accelerate the value of our substantial unbooked resource potential. Our capital-efficient portfolio is generating material free cash flow at current prices, enabling us to both increase our capital spending levels and complete the share repurchases over the next three years — all while targeting a debt-to-cap ratio of between 25 and 35 percent. Proceeds from previously announced property sales will continue to be directed to debt reduction, and we continue to believe that our business model is enhanced by the financial flexibility afforded investment-grade companies.”
     “Our portfolio is demonstrating outstanding growth, and we are approaching a milestone of 600,000 BOE (barrels of oil equivalent) per day of net production. As a result of this performance, and assuming no significant weather-related challenges, we expect our third-quarter production to be above the midpoint of our guidance range of 51 to 54 million BOE. This organic growth capability is central to our objective of achieving production growth on a debt-adjusted per-share basis of greater than 15 percent compounded annually over the next three years. Our increased capital program will be focused on continuing this organic growth by: building upon exploration success at the Jubilee field offshore Ghana and Tonga West in the Gulf of Mexico; increasing development activities onshore in the U.S.; and capitalizing upon our expanding exploration opportunities in West Africa, Brazil and the U.S. onshore,” Hackett added.
     The 2009 capital program is subject to Board approval. Additional details on the capital program and operational metrics for 2009 and 2010 will be provided in conjunction with the company’s year-end results.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2007, Anadarko had 2.4 billion barrels of oil equivalent of proved reserves, making it one of the world’s largest independent oil and natural gas exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully generate sufficient cash flow to complete the share repurchase program, successfully reduce debt, to efficiently identify and deploy capital resources for the drilling prospects, and to achieve the production levels identified in this news release. See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Paula Beasley, paula.beasley@anadarko.com, 832.636.8765
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Danny Hart, danny.hart@anadarko.com, 832.636.1355